Exhibit 10.1

March 25, 2009

Summit Bank

5314 S. Yale Ave.

Tulsa, OK 74135

Attention: Mark Poole, President

Re: Summit Bank v Subsurface Minerals Group LLC et al

Case No. CJ-2008-81

Dear Mr. Poole:

The Beard Company hereby makes an offer to purchase the properties described in Exhibit A attached hereto, for a total purchase price of $1,600,000. Such purchase to be made by our subsidiary, Beard Dilworth, LLC (“Buyer”), and to be closed no later than April 17, 2009. Such purchase will take place pursuant to an Assignment, Conveyance and Bill of Sale in substantially the form attached hereto as Exhibit B. Payment will be made by Cashier’s Check drawn on the First Fidelity Bank of Oklahoma City, Oklahoma delivered to you at closing.

We are prepared to make an earnest money deposit of $80,000.00 within twenty-four (24) hours after our receipt of a signed copy of this letter, to be retained by you in the event this purchase does not close due to any act or omission of Buyer. Buyer’s liability for failure to close would be limited to forfeiture of the earnest money deposit.

We ask that you please acknowledge your acceptance of our offer no later than 2:00 p.m. on Monday, March 30, 2009. If we do not hear from you by that time this offer will be automatically withdrawn.

Should you have any questions concerning our offer, please contact the undersigned at the numbers indicated above or by e-mail (bbeard@beardco.com).

Sincerely yours,

THE BEARD COMPANY

/s/  W.M. Beard

W. M. Beard, Chairman of the Board

cc:	Herb Mee, Jr., President
The Beard Company

ACCEPTED:

SUMMIT BANK, N.A.

/s/  Mark Poole

Mark Poole

President

EXHIBIT A

All right, title, and interest of Summit Bank, N.A. in any oil and gas leaseholds, minerals, royalty interests, brine leases, wellbores, equipment, contracts, easements, agreements, and general intangibles related to any lands in Kay County, Oklahoma including the following:

LEASE NAME	LEGAL DESCRIPTION
Mooney	NW/4 of Section 17 T28N-R1E
John L. Welsh	SW/4 of Section 17 T28N-R1E
Fester	S/2 NE/4 SE/4 & NE/4 NE/4 SE/4 & NW/4 NE/4 SE/4 & NW/4 SE/4 of Section 17 T28N-R1E
Fester “A”	SE/4 SE/4 & SE/4 SW/4 SE/4 & SW/4 SW/4 SE/4 & N/2 SW/4 SE/4 of Section 17 T28N-R1E
Fester “B”	W/2 NW/4 NE/4 of Section 20 T28N-R1E
R. E. Welsh	NW/4 of Section 20 T28N-R1E
J. S. Curry	NE/4 of Section 18 T28N-R1E

And all right, title, and interest of Summit Bank, N.A. in and to the surface estate including any and all structures thereon of the following lands in Kay County, Oklahoma:

Northwest Quarter (NW/4), Section 17, Township 28 North, Range 1 East; and

Northwest Quarter (NW/4), Section 20, Township 28 North, Range 1 East.

EXHIBIT B

THIS ASSIGNMENT, CONVEYANCE AND BILL OF SALE (this “Assignment”) is from Summit Bank, N.A., (“Assignor”), to Beard Dilworth, LLC, (“Assignee”), having a mailing address of. 5600 N. May Avenue, Suite 320, Oklahoma City, Oklahoma 73116.

1.         Granting Clause. Assignor, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Assignor does hereby grant, bargain, sell, convey, set over, assign and transfer unto Assignee all of Assignor’s right, title and interest in, to and under the properties, rights and interests described in 1.1 through 1.5 below (subject to such exceptions and reservations, hereinafter called the “Interests”):

1.1          All oil and gas leases, oil, gas and mineral leases, and all licenses, permits and orders (collectively, the “Leases”) that either (i) are specifically described in Exhibit A, or (ii) are not specifically described in Exhibit A but cover all or some portion of the lands described in Exhibit A (the “Land”);

1.2          All wells, personal property, fixtures, equipment and improvements located on the Leases or the Land, or used or obtained in connection with the ownership, exploration, development or operation of the Leases or the Land, or the production, sale, processing, treating, storing, gathering, transportation or disposal of hydrocarbons, water or any other substances produced from the Leases or the Land or attributable thereto;

1.3          All contracts, agreements, leases, licenses, easements, rights under orders of regulatory authorities having jurisdiction with respect to, and other properties and rights of every nature whatsoever in or incident to the ownership, exploration, development, use or occupancy of the Leases or the Land or any interest therein, or the production, sale, processing, treating, storing, gathering, transportation or disposal of hydrocarbons, water or any other substance produced therefrom or attributable thereto, and all rights and obligations relating to gas underproduction and overproduction (including the right and obligation to balance in kind or by cash payment);

1.4          All other rights and interests of every nature whatsoever owned by Assignor in or exclusively relating to the Leases or the Land or the ownership or operation thereof, including, but not limited to, mineral interests, royalty interests, fee interests, surface leases, yards, brine leases, easements, rights-of-way, disposal facilities, buildings, structures, vehicles, funds held in suspense, claims, causes of action, general intangibles, and other properties and rights of every nature therein, thereon or appurtenant thereto; and

1.5          All of the properties, rights and interests described in 1.1 through 1.4 above as the same may be enlarged by the discharge of any payments out of production or by the removal of any charges or encumbrances to which any of said properties, interests or rights are subject; any and all renewals and extensions of any of said properties, interests or rights; all contracts and agreements supplemental to or amendatory of or in substitution for the contracts and agreements described above; and all rights, titles and interests accruing or attributable to the Leases by virtue of being included in any unit.

TO HAVE AND TO HOLD the Interests unto Assignee, its successors and assigns, forever.

2.         Special Warranty. Assignor warrants title to the Interests against all persons claiming or to claim any interest therein by, through or under Assignor, but not otherwise.

3.         Personal Property Disclaimer. ASSIGNOR EXPRESSLY DISCLAIMS AND NEGATES AS TO PERSONAL PROPERTY AND FIXTURES INCLUDED IN THE INTERESTS: (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY; (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; (iii) ANY IMPLIED OR EXPRESS WARRANTY AS TO CONDITION; and (iv) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS. By acceptance hereof, Assignee agrees that to the extent required to be operative, the disclaimers of warranties contained herein are “conspicuous” disclaimers for purposes of any applicable law, rule or order.

4.         Allocation of Liability.  Any and all obligations and liabilities of Assignor relating to the condition of or the restoration of the Land, or the remediation of any condition thereon, including, without limitation, (i) obligations and liabilities under applicable environmental laws, rules and regulations, (ii) obligations and liabilities under other laws (including the common law), rules and regulations, and (iii) obligations and liabilities relating to the plugging of wells, are expressly assumed by Assignee. Except with respect to those obligations and liabilities expressly assumed by Assignee pursuant to the immediately preceding sentence, Assignee does not assume or undertake any obligations or liabilities relating to the Interests with respect to any period prior to the Effective Time. In addition to the obligations and liabilities assumed by Assignee in the first sentence of this Section 4, Assignee shall be liable and responsible for all costs and expenses attributable to the condition, ownership or operation of, or operations on, the Interests from and after the Effective Time.

5.         Further Assurances. Assignor will execute, acknowledge and deliver such further conveyances and other instruments as may be reasonably necessary more fully to assure to Assignee, its successors or assigns, all of the respective properties, rights, titles, interests, estates, remedies, powers and privileges by this Assignment granted, bargained, sold, conveyed, set over, assigned and transferred to or otherwise vested in Assignee, or intended so to be.

6.         Effective Time. This Assignment shall be effective for all purposes as of 7:00 a.m., Central Time, on April 17, 2009 (the “Effective Time”).

7.         Counterparts. This Assignment may be executed in several original counterparts, all of which are identical. Every counterpart of this Assignment shall be deemed to be an original for all purposes, and all such counterparts together shall constitute one and the same instrument.

8.	Miscellaneous.

8.1          Assignor hereby grants and transfers to Assignee, its successors and assigns, to the extent so transferable, the benefit of and the right to enforce the covenants and warranties, if any, which Assignor is entitled to enforce with respect to the Interests against Assignor’s predecessors in title to the Interests.

8.2          As between Assignor and Assignee (i) Assignor shall be responsible for all costs and expenses attributable to the ownership or operation of, or operations on, the Interests prior to the Effective Time, and shall be entitled to all revenues attributable to production from the Interests prior to the Effective Time, and (ii) Assignee shall be responsible for all costs and expenses attributable to the ownership or operation of, or operations on, the Interests after the Effective Time, and shall be entitled to all revenues attributable to production from the Interests after the Effective Time. Any party receiving production revenues or other amounts allocated to another party under the terms of this Assignment or otherwise promptly shall remit the same to the party entitled thereto.

8.3          With respect to all properties (if any) included in the Interests that are overproduced (with respect to the taking of natural gas from such properties) at the Effective Time, Assignee acknowledges and expressly assumes the following obligations to the underproduced parties in such properties: (i) the obligation to permit such underproduced parties to make-up their underproduction out of post-Effective Time production attributable to the Interests, to the extent required by applicable law or contract; and (ii) the obligation to cash balance with such underproduced parties at such time, under such circumstances and to such extent as may be required by applicable law or contract. The express purpose of this provision is to evidence (y) Assignor’s intent that the sale of the Interests to Assignee not be considered an ouster of Assignor’s cotenants in those properties in which the Interests are overproduced at the Effective Time or an ouster of Assignor’s cotenants in production from such properties, and (z) Assignee’s intent that from and after the date hereof, Assignee will continue to recognize the pre-Effective Time gas balancing rights of all underproduced cotenants in which the Interests are overproduced at the Effective Time and of all underproduced cotenants in production from such properties.

8.4          References herein to liens, encumbrances, agreements and other matters shall not be deemed to ratify or acknowledge any such lien, encumbrance, agreement or other matter, or to create any rights in any third party.

8.5          Unless provided otherwise, all recording references in Exhibit A are to the real property records of the counties in which the Interests are located.

8.6          This Assignment shall be binding upon and shall inure to the benefit of Assignor and Assignee, and their respective successors and assigns.

EXECUTED by Assignor on the date reflected in the acknowledgment of execution, but effective for all purposes as of the Effective Time.

“ASSIGNOR”

Summit Bank, N.A.

By_______________________________

Name:
Title:

“ASSIGNEE:

Beard Dilworth, LLC

By_______________________________

Name:
Title:

ACKNOWLEDGMENTS

STATE OF OKLAHOMA	)
)	ss.
COUNTY OF _________	)

The foregoing instrument was acknowledged before me this ___ day of _________, 2009, by __________________, ________ of Summit Bank, N.A., on behalf of the corporation.

_________________________________

Notary Public

Commission No._______________

My commission expires:

__________________________

STATE OF OKLAHOMA	)
) ss.
COUNTY OF __________	)

The foregoing instrument was acknowledged before me this ___ day of __________, 2009, by _____________, ________ of Beard Dilworth, LLC, an Oklahoma limited liability company, on behalf of the company.

_____________________________________

Notary Public

Commission No._______________

My commission expires:

__________________________